FOR IMMEDIATE RELEASE	Contact: James E. Rouse
Website: http://www.arthrt.com	(978) 345-0181

March 29, 2006

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
ANNOUNCES 4th QUARTER AND YEAR END RESULTS

Fitchburg, MA

        Arrhythmia Research Technology, Inc. (the “Company”) (AMEX:HRT) and its wholly owned subsidiary, Micron Products, Inc. (“Micron”) reported total consolidated revenue of $12,895,000 for the year ended December 31, 2005 compared to total consolidated revenue of $11,111,000 for the year ended December 31, 2004, an increase of 16%. Net income of $1,578,000 for the year ended December 31, 2005 decreased 2.4% from net income of $1,616,000 for the year ended December 31, 2004. Basic net income per share for the year ended December 31, 2005 decreased 3.3% to $0.59 per share from $0.61 per share for 2004.

        For the quarter ended December 31, 2005, total consolidated revenue increased 6% to $3,024,000 compared to total consolidated revenue of $2,864,000 for the quarter ended December 31, 2004. Net income and basic net income per share for the quarter ended December 31, 2005 was $441,000 and $0.17 as compared to $418,000 and $0.16 for the quarter ended December 31, 2004.

        James E. Rouse, the Company’s President and CEO, commented that, “Micron has continued the expansion of its market share in disposable ECG sensors both domestically and internationally. We are very pleased that we were able to achieve revenue growth for the year of 16% and with the progress we experienced in Micron’s New England Molder’s (NEM) division and its 17% contribution to total revenue. However, significant increases in the cost of materials and energy and a one time administrative charge of $190,000 in the third quarter of the year associated with the NEM division resulted in a decrease in our net income of 2.4% and in our earnings per share of 3.3%. Despite a challenging environment, we believe that our continued efforts at cost containment, our revenue growth across all product lines and our additional revenues generated from new product development projects and programs we initiated in 2005 have positioned the Company for solid revenue and net income growth in 2006 and beyond.”

        Mr. Rouse further stated that “We maintain our belief that the greatest opportunity for growth in the sensor market remains the ongoing modernization of healthcare in developing countries. Micron’s diversification into high volume custom injection molded components through the NEM division, and the establishment of the Micron Integrated Technologies (MIT) division in the first quarter of 2006 has solidified the Company’s ongoing plan for sustained growth and profitability. We are confident in our plan as new business development efforts gain traction, increasing diversification and profitability.”

        The Company, through its wholly owned subsidiary Micron Products Inc., produces silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacturer of disposable ECG, EEG, EMS and TENS electrodes. Micron’s NEM division manufactures custom injection molded products for medical, electronic, industrial and consumer applications. Micron’s MIT division provides end-to-end product life cycle management through a comprehensive portfolio of value-added services such as design, engineering, prototyping, manufacturing, machining, assembly and packaging. The Company’s products also include proprietary signal-averaging electrocardiography (SAECG) software used in the detection of potentially lethal heart arrhythmias.

        Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks, changing economic conditions in developing countries, and an inability to arrange additional debt or equity financing. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2004.